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                                                                    Exhibit 99.2

                              [CLAIMSNET.COM LOGO]


For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

FOR IMMEDIATE RELEASE:

                   Claimsnet.com Reports Fiscal 2001 Results

         Webcast Conference Call at 11:00 a.m. Eastern Time This Morning

DALLAS - April 15, 2002 - Claimsnet.com inc. (OTCBB: CLAI.OB; BSE: CLAI), a leading provider of Internet-based business to business solutions for the healthcare industry, today reported its results for fiscal 2001, which ended December 31, 2001. The Company's Analyst Conference Call will be Webcast at 11:00 a.m. Eastern Time (see details below).

For the year ended December 31, 2001, the Company reported revenues of $1,336,000, a 17% decrease from the $1,602,000 reported for fiscal 2000. The $266,000 decrease included a $393,000 reduction in revenue from one development and services agreement, offset by a $127,000, or 14%, increase in revenues from other sources.

In fiscal 2001, the Company processed a record 6,303,000 healthcare transactions with its proprietary, Internet-based transaction processing system, representing a 19% increase over the 5,283,000 transactions processed in fiscal 2000. The Company also reported a 19% increase in the number of physicians on service with 4,393 at December 31, 2001 compared to 3,696 a year earlier.

All expense categories decreased significantly from the prior fiscal year. Cost of revenues were $2,605,000 compared to $3,274,000, a 20% decrease. Research and development expenses were $772,000, down 62% from the $2,019,000 reported in fiscal 2000. Selling, general and administrative expenses of $3,196,000 were reported for 2001, representing a 40% reduction from the $5,297,000 in fiscal 2000. There were no expenses recorded in fiscal 2001 comparable to the $412,000 amortization of intangible assets or the $8,430,000 incurred for the purchase of research and development and write-off of purchased intangibles and other assets recorded in fiscal 2000. Other income decreased to $43,000 from $135,000 in fiscal 2000, primarily due to an $86,000 decrease in interest income.

The net loss for fiscal 2001 was $(5,194,000), or $(0.52) per share, a 71% decrease from the loss of $(17,695,000), or $(2.16) per share, reported in fiscal 2000.

On March 12, 2002, the Company announced that a number of changes had been implemented to significantly improve financial performance, including the voluntary resignation of Bo W. Lycke as President and Chief Executive Officer in order to reduce executive compensation and the appointment of Paul W. Miller, who has been serving in the capacity of Chief Operating Officer and Chief Financial Officer, to succeed him. The Company also implemented a number of staff reductions along with salary reductions for management personnel and certain employees, and announced that steps were being taken to reduce other operating expenses.



                                    - more -
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"Our financial results for fiscal 2001 reflect our focus on expense control during a year that was full of uncertainty for our industry and for the economy in general," commented Paul W. Miller, chief executive officer of Claimsnet.com. "We began to see signs of new life in our industry late in 2001 and some growth has started to take root in early 2002. When combined with the recently announced actions to further reduce our expenses, we are making strides toward profitability. We remain confident in the power and competitive advantages of our technology and several of the partnerships that we have worked so hard to cultivate. We are evaluating new ways to use our competitive advantages to generate larger revenues and profits. With compliance deadlines for the HIPAA regulations finally set and fast approaching, we look for 2002 to be a year of solid growth."

Fiscal 2001 Webcast Conference Call. An analyst conference call has been scheduled for 11:00 a.m. Eastern Time, and can be heard through a simultaneous Webcast. The Webcast can be accessed through Claimsnet.com's website, www.claimsnet.com or at www.shareholder.com/claimsnet/medialist.cfm.

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet.com can be found at the Company's newly redesigned web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company's competitors, dependence on suppliers and distribution channels, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.


                               [Tables to Follow]
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                       CLAIMSNET.COM INC. AND SUBSIDIARY
                    SUMMARY OPERATIONS STATEMENT INFORMATION
                      (In thousands except per share data)


                                                         Year Ended
                                                        December 31,
                                            -----------------------------------
                                                 2001                 2000
                                            ---------------     ---------------

REVENUES                                    $         1,336     $         1,602

COST OF REVENUES                            $         2,605     $         3,274

GROSS LOSS                                  $        (1,269)    $        (1,672)

RESEARCH AND DEVELOPMENT                    $           772     $         2,019

PURCHASED RESEARCH AND DEVELOPMENT AND
WRITE-OFF OF PURCHASED INTANGIBLES          $          --       $         8,430

AMORTIZATION                                $          --       $           412

SELLING, GENERAL AND ADMINISTRATIVE         $         3,196     $         5,297

LOSS FROM OPERATIONS                        $        (5,237)    $       (17,830)

NET LOSS                                    $        (5,194)    $       (17,695)

BASIC AND DILUTED NET LOSS
PER COMMON SHARE                            $         (0.52)    $         (2.16)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING -
BASIC AND DILUTED                                     9,999               8,174




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